February 26, 2009
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2008 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (SWX – NYSE) reported consolidated earnings of $1.40 per basic share for 2008, a $0.57 per share decrease from the $1.97 per basic share earned in 2007.  Consolidated net income for 2008 was $61 million, compared to $83.2 million during 2007.

According to Jeffrey W. Shaw, Chief Executive Officer, “Our earnings of $1.40 per basic share and operating results for 2008 reflect the aggregate mix of negative and positive factors experienced this year.  There were three primary reasons for the decline in earnings.  First, declines in the cash surrender values of our insurance policies, a market-related, but non-operating phenomenon, decreased current-year earnings by $12 million ($0.28 per share).  Second, customer growth dropped to its lowest level in over two decades as the continued slowdown in the housing market and associated increase in unoccupied homes due to foreclosures limited the Company to 6,000 net new customers.  As a result, gas segment operating income between years fell $9 million despite successful cost containment efforts.  Third, NPL, our construction subsidiary, experienced a $3.5 million reduction in earnings due to the general slowdown in the new housing market.”  Commenting on recent rate case results, Shaw noted, “We are pleased with a rate case settlement reached in California, with new rates effective January 2009, and appreciative of the $33.5 million annualized rate increase in

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Arizona effective December 2008.  While we did not get the decoupling mechanisms requested in Arizona, we are encouraged by the ACC’s acknowledgement of potential customer benefits of the rate design proposals.”  Shaw concluded by saying, “Despite the challenges that 2008 brought to us, we had stable operating cash flows, an improved capital structure, lower financing costs, and a strong liquidity position.  And notwithstanding the slowdown in customer growth, efficiency initiatives have helped to improve Southwest’s customer-to-employee ratio from 714 to 1 to an impressive 743 to 1.  We remain focused on the fundamentals of our business.  We continue to manage the costs that we can control and plan to seek additional revenues and a decoupling mechanism through a planned general rate case filing in Nevada during the second quarter of 2009.  We expect 2009 to be another challenging year, but believe we have positioned ourselves well to meet it head on.”

During the fourth quarter of 2008, consolidated net income was $31.2 million, or $0.71 per basic share, versus $43.1 million, or $1.01 per basic share, for the fourth quarter of 2007.

Natural Gas Operations Segment Results

Full Year 2008
Operating margin, defined as operating revenues less the net cost of gas sold, increased $7 million, or one percent, between 2008 and 2007.  Customer growth accounted for $6 million of the increase and rate relief contributed $4 million.  However,

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conservation, energy efficiency, and the impacts of challenging economic conditions on consumption resulted in a $4 million decline in margin.  Differences in heating demand caused primarily by weather variations between periods resulted in a $1 million operating margin increase as warmer-than-normal temperatures were experienced during both periods (during 2008, operating margin was negatively impacted by $11 million, while the negative impact in 2007 was $12 million).

Operating expenses increased $15.9 million, or three percent, between periods primarily due to higher depreciation expense and general cost increases, partially offset by labor efficiencies resulting from the conversion to electronic meter reading.

Other income decreased $18.3 million between periods primarily due to a $13.2 million decrease in the cash surrender value of company-owned life insurance (COLI) policies (a $12 million loss in the current period versus a $1.2 million gain in the prior-year period) and a $2.3 million reduction in interest income primarily due to the full recovery of previously deferred purchased gas cost receivables.  Net financing costs between periods decreased $3.3 million, or four percent, due principally to lower average debt outstanding and reduced interest rates on variable-rate debt.

Fourth Quarter
Operating margin decreased $5 million, or two percent, in the fourth quarter of 2008 compared to the fourth quarter of 2007.  Differences in heating demand caused primarily by weather variations between periods resulted in a $4 million operating

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margin decrease as warmer-than-normal temperatures were experienced during both periods (during 2008, operating margin was negatively impacted by $12 million, while the negative impact in 2007 was $8 million).  Conservation, energy efficiency and other factors resulted in a $4 million decline.  These decreases were partially offset by the positive impacts of rate relief ($2 million) and customer growth ($1 million).

Operating expenses for the quarter increased $4.6 million, or four percent, compared to the fourth quarter of 2007 due to incremental operating costs (primarily depreciation) associated with serving additional customers and facilities upgrades and general cost increases.  The increase was partially offset by labor efficiencies resulting from the conversion to electronic meter reading.  Other income, which principally includes interest income, returns on COLI policies, and non-utility expenses, decreased $6.1 million between periods.  This was primarily due to a $4.7 million decline in the cash surrender value of COLI policies between periods.  Net financing costs decreased $1.7 million due principally to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to approximately 1,819,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2008	2007

Consolidated Operating Revenues	$2,144,743	$2,152,088

Net Income	$60,973	$83,246

Average Number of Common Shares Outstanding	43,476	42,336

Basic Earnings Per Share	$1.40	$1.97

Diluted Earnings Per Share	$1.39	$1.95

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$509,410	$560,311

Net Income	$31,232	$43,137

Average Number of Common Shares Outstanding	43,980	42,683

Basic Earnings Per Share	$0.71	$1.01

Diluted Earnings Per Share	$0.71	$1.00

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2008	2007	2008	2007

Results of Consolidated Operations
Contribution to net income - gas operations	$28,999	$39,584	$53,747	$72,494
Contribution to net income - construction services	2,233	3,553	7,226	10,752
Net income	$31,232	$43,137	$60,973	$83,246

Basic earnings per share	$0.71	$1.01	$1.40	$1.97
Diluted earnings per share	$0.71	$1.00	$1.39	$1.95

Average outstanding common shares	43,980	42,683	43,476	42,336
Average shares outstanding (assuming dilution)	44,264	43,030	43,775	42,714

Results of Natural Gas Operations
Gas operating revenues	$428,642	$468,770	$1,791,395	$1,814,766
Net cost of gas sold	216,668	251,741	1,055,977	1,086,194
Operating margin	211,974	217,029	735,418	728,572
Operations and maintenance expense	82,362	80,361	338,660	331,208
Depreciation and amortization	42,772	39,710	166,337	157,090
Taxes other than income taxes	8,867	9,300	36,780	37,553
Operating income	77,973	87,658	193,641	202,721
Other income (expense)	(6,759)	(652)	(13,469)	4,850
Net interest deductions	20,285	21,970	83,096	86,436
Net interest deductions on subordinated debentures	1,932	1,932	7,729	7,727
Income before income taxes	48,997	63,104	89,347	113,408
Income tax expense	19,998	23,520	35,600	40,914
Contribution to net income - gas operations	$28,999	$39,584	$53,747	$72,494

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2008

FINANCIAL STATISTICS
Market value to book value per share at year end	107%
Twelve months to date return on equity -- total company	6.0%
-- gas segment	5.6%
Common stock dividend yield at year end	3.6%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	574,285	7.64	10.50
Northern Nevada	110,309	8.56	10.50
Southern California (1)	143,851	7.87	10.50
Northern California (1)	64,100	8.99	10.50
Paiute Pipeline Company (2)	82,853	9.44	11.80

(1) Effective January 1, 2009.
(2) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2008	2007	2006
Residential	70,498,622	69,806,322	67,760,496
Small commercial	31,455,477	31,066,563	30,985,648
Large commercial	12,512,144	12,756,072	12,825,532
Industrial / Other	9,770,147	10,352,500	14,924,252
Transportation	116,418,981	112,842,208	117,523,796
Total system throughput	240,655,371	236,823,665	244,019,724

HEATING DEGREE DAY COMPARISON
Actual	1,902	1,849	1,819
Ten-year average	1,893	1,934	1,954

Heating degree days for prior periods have been recalculated using the current period customer mix.